SCHEDULE A

PARAGON CAPITAL LP
110 EAST 59TH STREET, 29TH FL
NEW YORK, NY 10022
(212) 593-1600

December 28, 2007

Mr. Scott Goldsmith
2770 So. Maryland Pkwy.
Las Vegas, NV 89109

Re:	Prevention Insurance.com, Inc.

Dear Mr. Goldsmith:

The following sets forth the agreement (this “Agreement”) between Paragon Capital, LP (“Paragon”), Scott Goldsmith (“Goldsmith”) and Prevention Insurance.com, Inc. (the “Company”) for the payment of a total of $600,000 to Goldsmith as set forth below for the settlement of all outstanding debts and liabilities owed by the Company and the spin-off of all of the shares of the Company’s subsidiary, Quick Pay, Inc. to Goldsmith:

1.
In accordance with the Stock Purchase Agreement dated December 31, 2007, Paragon has paid a total of $250,000 for a total of 71,428,571 shares of the Company.  The parties agree that of such amount $225,000 shall be paid to Goldsmith at such time as all of the liabilities, debts, payables, tax liabilities and any other amounts relating to business of the Company prior to December 31, 2007, including but not limited to, any outstanding notes payable owed to Goldsmith have been satisfied. At such as Paragon confirms that all liabilities owed prior to December 31, 2007 have been satisfied and the Company in current in its 1934 Exchange Act reporting requirements the $200,000 will be released. Such payment of $200,000 and the spin-off of the shares of the Company’s subsidiary, Quick Pay, Inc. to Goldsmith shall be in consideration for satisfaction of all of the issued and outstanding shares of preferred stock, warrants and notes held by Goldsmith. The additional $25,000 amount held by the Company (in excess of the $225,000 to be paid to Goldsmith) shall be utilized by the Company for legal fees, audit, filings and other administrative purposes incurred after December 2007. Such $25,000 shall not be utilized to pay any liabilities of the Company incurred prior to December 31, 2007.

2.
In addition, Paragon agrees that the Company will pay an additional $400,000  to Goldsmith upon the earlier of (i) eighteen (18) months from the date hereof; (ii) at such time as the Company has completed a PIPE financing of at least $2,000,000; or (iii) at such time as the Company completes a reverse merger transaction.

In the event the Company has to pay any outstanding liabilities or obligations for debts or lawsuits incurred prior to December 31, 2007, the $400,000 amount will be reduced by such costs. At such time as Goldsmith is paid the $400,000 (less any liabilities, if any) at such date he shall also receive 4,000,000 warrants exercisable at $.0035.  In the event that Goldsmith is not paid the $400,000 within eighteen (18) months from the date hereof, Goldsmith shall have the option to purchase shares aggregating in value $400,000 at a price of $0.25 per share and shall receive the 4,000,000 warrants as set forth above. Such shares shall have piggyback registration rights.

3.
Notwithstanding anything set forth in the Stock Purchase Agreement, Goldsmith shall remain a consultant to the Company at no consideration for 15 days from the Closing to resolve any outstanding debts and liabilities of the Company.  During such time, he shall have no authority to act on behalf of the Company without the consent of the Paragon in any manner.

4.
All notices, requests and instructions hereunder shall be in writing and delivered to each party at the addresses set forth above or to such other address as may from time to time be designated by a party hereto.

5.
In the event that any term, covenant, condition, or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or agreement shall in no way affect any other term, covenant, condition or provision or agreement contained herein, which shall remain in full force and effect.

5.	This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

6.
This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed within the State of New York without giving the effect to the conflict of law principals thereof.

7.	No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, except as herein otherwise provided.

Please sign below to acknowledge the acceptance of the terms of this Agreement.

Very truly yours,

PARAGON CAPITAL LP

BY: _____________________________
ALAN DONENFELD
Managing Member of Paragon Capital Advisors LLC,
        General Partner of Paragon Capital LP

ACCEPTED AND AGREED TO BY:

BY: _____________________________
SCOTT GOLDSMITH

ACCEPTED AND AGREED TO BY:

PREVENTION INSURANCE.COM, INC.

BY: _____________________________
SCOTT GOLDSMITH
        President